Exhibit 99.2

Form of Certificate of Amendment to the Certificate of Designations, Preferences and Rights of the Series A Senior
Convertible Preferred Stock.




                            CERTIFICATE OF AMENDMENT

          TO THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

                   SERIES A SENIOR CONVERTIBLE PREFERRED STOCK

                                       OF

                       POWERHOUSE TECHNOLOGIES GROUP, INC.


      POWERHOUSE TECHNOLOGIES GROUP, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

            FIRST: The Board of Directors of the Corporation, by the unanimous consent of its directors, duly adopted resolutions setting forth the following proposed amendment to the Corporation's Certificate of Designations, Preferences and Rights of Series A Senior Convertible Preferred Stock (the "Certificate"), and declared said amendment to be advisable.

            SECOND: That the Series A Senior Preferred Stock holders of the Corporation, by the majority written consent of that class in lieu of a meeting, duly adopted resolutions setting forth the following proposed amendment to the Certificate.

            THIRD: Section 1 of the Certificate is hereby amended to include the following new definitions:

      "New Financing" shall mean, through the engagement of C.E Unterberg, Towbin, the offer and sale by the Corporation of up to $7,000,000, but in no event less than 15,625,000 shares, of Common Stock and the issuance of warrants pursuant to the Common Stock and Warrant Purchase Agreement, dated as of September 26, 2005, by and among the Corporation and certain purchasers named therein.

      "Initial Closing" shall mean that initial sale and purchase, pursuant to the New Financing, of no less than 15,625,000 shares of Common Stock and related warrants.

            FOURTH: Section 4D(3) of the Certificate is hereby amended by adding the following new paragraph:

      Notwithstanding the above, if and at the time, (i) the Initial Closing is completed and (ii) each share of Series A Senior Preferred Stock is automatically converted pursuant to subparagraph 4H herein, then the Conversion Price for such conversion shall be fixed at $0.57.

            FIFTH: Section 3B is hereby amended by adding the following new paragraph:

      Notwithstanding the above, if and at the time, (i) the Initial Closing is completed and (ii) each share of Series A Senior Preferred Stock is automatically converted pursuant to subparagraph 4H herein, upon such conversion all obligations and liabilities of every nature of the Company existing under or arising out of or in connection with the Series A Senior Preferred Stock shall be considered to have been fully and indefeasibly paid in full or performed and all security interests held by the "Secured Party" under the Security Agreement shall be terminated.

            SIXTH: The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

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            IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to the Certificate of Designations, Preferences and Rights of Series A Senior Convertible Preferred Stock to be signed by Jay Elliot, its Chief Executive Officer, this 26th day of September, 2005, which signature constitutes the affirmation or acknowledgment of such officer, under penalties of perjury, that this instrument is the act and deed of the Corporation, and that the facts stated therein are true.

                                    POWERHOUSE TECHNOLOGIES GROUP, INC.

                                    By:     /s/ Jay Elliot
                                         -------------------------------
                                         Name:  Jay Elliot
                                         Title: Chief Executive Officer